Exhibit 10.6

RETENTION AGREEMENT

This Retention Agreement ("Agreement") is entered into this 14 day of January, 2022 by and between Sovos Brands Intermediate, Inc. (the "Company") and Richard Greenberg ("Employee").

Recitals:

Employee is currently employed by the Company and Employee has decided to resign from employment with the Company; and

The Company desires to provide an incentive to Employee to continue to work for the Company until February 11, 2022.

Therefore, the Company and Employee hereby agree as follows:

Agreement:

1.Subject to all the terms and conditions of this Agreement, if Employee remains actively employed by the Company until February 11, 2022, performs  his assigned job duties in a professional manner, and complies with all applicable Company policies and all agreements between the Company and Employee, the Company will offer Employee the consideration set forth in Paragraph 2, below.

2.If Employee satisfies each of the terms set forth in Paragraph 1, the Company will provide the following payments and other consideration to Employee (less lawful and/ or authorized withholdings and deductions), which Employee would not be entitled to receive if he was no longer employed by the Company on or before February 11, 2022: (a) a lump sum payment of $200,000 (which consists of Employee's bonus for the second half of fiscal year 2021 in the amount of $89,250,Employee's bonus for fiscal year 2021 in the amount of $55,335 and an additional retention cash incentive in the amount of $55,415); (b) payment by Sovos Brands Limited Partnership of a dividend hold-back in the amount of $52,311 (which was to be paid in June 2022 assuming Employee was still employed by the Company); (c) accelerated vesting of the 4,280 time based shares of restricted stock that were unvested upon distribution to Employee on September 22, 2021 (to the extent such shares have not since vested) and are the subject of the Restricted Stock Agreement  entered into between Employee and the Company  on or about September 22, 2021 (and the other agreements referenced therein) (the "Restricted Stock"); and (d) accelerated vesting by Sovos Brands Limited Partnership of the time-based incentive units with respect to which the Restricted Stock was distributed.

Collectively, the payments and other consideration set forth above are referred to herein as the "Transition Consideration." The Company will provide payments within ten (10) business days following February 11, 2022, assuming Employee has satisfied each of the terms set forth in Paragraph 1.

Employee acknowledges that the Company has made no representation about the tax consequences of the Transition Consideration or any other consideration provided by

Exhibit 10.6

the Company to Employee pursuant to this Agreement.   Employee agrees to indemnify and hold the Company harmless for any and all claims,  taxes, or  penalties  asserted against the Company relating to the Transition Consideration or other consideration provided by the Company pursuant to this Agreement.

3.Employee will forfeit any right to receive the Transition Consideration if, before February 11, 2022:

a)	Employee resigns or retires from employment with the Company;

or

b)	The Company terminates the employment of Employee for "cause"

which for purposes of this Agreement shall mean the following: (i)  indictment on or conviction of a felony, (ii) theft or embezzlement of Company property or commission of other acts involving moral turpitude, or (iii) substantial failure to perform Employee's duties and responsibility as assigned by the Company; or

c)Employee engages in any activity in violation of any Company policies or any other agreement between Employee and the Company or in violation of any term of this Agreement.

4.If the Company terminates the employment of Employee without "cause" prior to February 11, 2022, Employee will be offered the Transition Consideration.

5.This Agreement contains the entire agreement and understanding between the parties in relation to Employee's eligibility for the Transition Consideration. This Agreement may not be modified or amended or any terms or provisions waived or discharged except in a written agreement signed by Employee and the Company.

6.Nothing in this Agreement shall constitute a promise of continued employment of Employee by the Company.

7.This Agreement shall be governed by and construed  in accordance  with the laws of the State of California, which is the state in which Employee worked for the Company.

Sovos Brands Intermediate, Inc.Richard Greenberg

By: /s/ Katie Gvazdinskas_________/s/ Richard Greenberg_______

Its: Chief Human Resources Officer

Dated: January 14, 2022Dated: 1/14/22